EXHIBIT 10.10

CONFIDENTIAL

PURCHASE AGREEMENT

FOR

AIRCOM ONBOARD EQUIPMENT

THIS PURCHASE AGREEMENT FOR AIRCOM ONBOARD EQUIPMENT is executed as of March 9, 2015 (the “Effective Date”), between LUXE Electric Co., Ltd., a corporation existing under the laws of Taiwan, with its principal place of business at 1F, No. 13, Lane 120, Sec. 1, Neihu Rd., Neihu Dist., Taipei, Taiwan (“LUXE”), and Aircom Pacific, Inc., a corporation existing under the laws of the State of California with its principal place of business at 99 Almaden Blvd., San Jose, California 95113 (“Aircom”). LUXE and Aircom are sometimes referred to collectively in this Agreement as “Parties” and each individually as a “Party”.

Whereas, Aircom has announced its intention to develop, build and deploy, in conjunction with its affiliates and subcontracts, inflight connectivity systems for use onboard aircrafts;

Whereas, LUXE and Aircom desire to jointly develop and deploy various services using the inflight connectivity systems to be developed by Aircom and certain technologies presently owned, or to be obtained, by LUXE; such services will be launched under the brand name of “Aircom4U”,

Whereas, LUXE is in negotiation with two Hong Kong based airlines in connection with the offering of Aircom4U services and is expected to enter into definitive agreements with these airlines soon;

Whereas, based on the proposed deals with the airlines, LUXE will be required to provide onboard systems to be installed onboard the airlines’ aircrafts;

Whereas, LUXE desires to procure, and Aircom desires to provide, the products as set forth in this Agreement in connection with the Aircom4U business;

NOW THEREFORE, in consideration of these premises and the mutual promises hereinafter stated, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto mutually agree as follows:

1. DEFINITIONS

In this Agreement, the following words and expressions shall have the meanings hereby assigned to them. In addition, terms defined under other Sections of this Agreement are also applicable.

1.1	“Acceptance” shall have the meaning set out in Section 5.4.

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1.2	“Affiliate” means, with respect to one of the Parties, a person or entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with that Party; provided that for the purpose of the foregoing, "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management or policies of a person or entity through the ownership of voting securities or otherwise.

1.3	“Agreement” means this written agreement between LUXE and Aircom, plus: (a) the Attachments attached hereto; (b) the Schedules attached hereto; and (c) any alterations of this Agreement, the Schedules or the Attachments which may be agreed to from time to time in writing by LUXE and Aircom.

1.4	“ATP” shall have the meaning set out in Section 5.4.

1.5	“Documentation” means documentation required to be prepared and delivered by Aircom under this Agreement.

1.6	“Onboard Equipment” means the equipment contained in the Onboard System as specified in Schedule 1.

1.7	“Products” means the Onboard Equipment, Software and Documentation provided under this Agreement and any Services provided pursuant to the Service Agreement contemplated under Section 3.3.

1.8	“Services” means those particular services relating to the initial installation and commissioning, testing, operations, maintenance support of the Onboard Equipment and/or the Software, and the technical support services as specifically provided for under the Service Agreement contemplated under Section 3.3.

1.9	“Software” shall have the meaning set forth in Section 9.5 of this Agreement.

1.10	“Warranty Period” shall have the meaning set forth in Section 6.2 of this Agreement.

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2. TERM AND TERMINATION

2.1	Term. This Agreement shall commence upon the Effective Date and continue for a period of ten (10) years after the Effective Date (the “Term”) unless earlier terminated as provided in Section 2.2 below.

2.2	Early Termination.

	2.2.1	This Agreement shall terminate immediately in the event of the institution of a bankruptcy or insolvency proceeding by or against either Party or the appointment of a receiver or trustee for assets of either Party (which, in each case, is not dismissed or stayed within 30 days).

	2.2.2	This Agreement shall terminate sixty (60) days after either Party gives the other party written notice of the other Party’s default of any of its material obligations under this Agreement if the other Party has failed to cure such default within such sixty (60) days.

	2.2.3	In the event of termination of this Agreement in accordance with Section 2.2, the non-defaulting Party shall be entitled to seek any and all remedies available to such party at law or in equity.

	2.2.4	Notwithstanding anything to the contrary set forth above, if Aircom disputes that it is has failed to perform or breached its obligations, Aircom shall notify LUXE of such dispute in writing prior to the expiration of the applicable cure period and the Parties shall immediately proceed with arbitration of such dispute as provided in Section 9.11.2 of this Agreement. In addition, the Parties shall require, and the arbitrator shall not accept the appointment unless the arbitrator so agrees, that (i) the arbitrator shall make a final determination of such dispute no later than thirty (30) days after the initiation of arbitration, and (ii) the arbitrator shall not have discretion to extend any time periods for any aspect of the arbitration that would result in the final determination of such dispute being later than thirty (30) days after the initiation of arbitration. If the arbitration determines that Aircom has failed to perform or breached its obligations, Aircom shall have a number of days from the date of such determination to cure the breach equal to the greater of thirty (30) and the number of days for cure of the underlying breach set forth in this Agreement before LUXE may terminate this Agreement. Any dispute as to the effectiveness of Aircom’s cure of the breach shall be arbitrated as provided above. This Agreement shall not terminate until the completion of the arbitration and cure period set forth in this Section.

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3. SCOPE OF AGREEMENT

3.1	Aircom shall design and manufacture the Onboard Equipment. Subject to availability of satellite connection, the Onboard Equipment shall be capable of providing inflight broadband connectivity onboard aircraft and stream no less than 100 audio or video channels.

3.2	Subject to the terms of this Agreement, LUXE agrees to purchase from Aircom the Onboard Equipment set forth in Schedule 1 attached hereto and incorporated herein by reference (the “Initial Onboard Equipment Order”). The Initial Onboard Equipment Order do not includes the installation services.

3.3	The Parties shall negotiate in good faith to enter into a Service Agreement pursuant to which Aircom shall provide installation services as well as ongoing maintenance services for the Onboard Equipment (the “Service Agreement”). Upon execution by both Parties of the Service Agreement, the Service Agreement shall automatically be incorporated by referenced into this Agreement.

3.4	LUXE may at its option purchase additional Products or Services in connection with the operation of Aircom4U business (the “Optional Additional Aircom4U Products or Services”). To purchase Optional Additional Aircom4U Products or Services, LUXE shall issue from time to time purchase order(s) including lead times and delivery schedules which are mutually agreed upon by the Parties. Purchases of Optional Additional Aircom4U Products or Services shall be subject to the terms of this Agreement and purchase orders for Optional Additional Aircom4U Products or Services shall reference this Agreement. Any terms contained in such purchase orders that are inconsistent with the terms of this Agreement shall not be valid and shall be of no effect.

4. PRICES AND PAYMENT

4.1	LUXE shall pay Aircom Nine Hundred and Sixty Two Thousand Dollars (US$962,000) for the Initial Onboard Equipment Order excluding installation services, intra-equipment cables and any additional mounting hardware.

LUXE shall pay for the Initial Onboard Equipment Order in accordance with the milestone payment schedule set forth in Schedule 1 attached hereto and incorporated herein by reference.

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4.2	LUXE shall pay Aircom for the Optional Additional Aircom4U Products or Services at the prices and on the schedule as set forth in the written Purchase Order for such Optional Additional Aircom4U Products or Services.

4.3	Unless otherwise set forth in a schedule attached hereto or in writing signed by both Parties, payment for any other products or services under this Agreement shall be due within thirty (30) days of delivery of the product or completion of the services, as applicable.

4.4	Prices are FCA (Incoterms 2000), Aircom’s designated facility in North America. Prices exclude sales, use, value added, excise, import or similar taxes and duties. Notwithstanding the foregoing, if Aircom changes the country of manufacture for the Products from the countries of manufacture at the time of initial production Aircom shall be responsible for any increase in sales, use, value added, excise, import or similar taxes or duties that may be applicable on Products caused by such change in the country of origin. The countries of manufacture at the time of initial production are Taiwan, China, Thailand, USA, The Netherlands, the United Kingdom and Mexico.

4.5	Payments shall be made via bank wire or EFT transfer to the following account:

East West Bank 135 N. Los Robles Ave., Suite 600 Pasadena, CA 91101 USA ABA Routing: 322070381 Account Name: Aircom Pacific, Inc. Account Number: 827100864 SWIFT ID: EWBKUS66XXX

The above referenced account may be amended by Aircom’s written notice to LUXE and shall take effect no sooner than ten (10) days after receipt of such notice.

4.6	All payments made under this Agreement will be in US Dollars.

4.7

LUXE's order will be deemed a representation that LUXE is solvent and able to pay for the Products ordered. If LUXE fails to make payments when due, or if bankruptcy or insolvency proceedings are instituted by or against LUXE and not stayed within thirty (30) days, or if LUXE makes an assignment for the benefit of creditors, LUXE will be deemed in default and Aircom will have the right to terminate its obligations by written notice to LUXE in accordance with Section 2.2.2. In addition, if LUXE is in delinquent payment status as a result of failing to timely pay properly issued invoices under this Agreement and failed to correct such status within ten (10) days of written notice, Aircom may require LUXE to pay one hundred percent (100%) of the purchase price of any order upon placing the order or decline to deliver any equipment or perform services.

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5. DELIVERY AND ACCEPTANCE

5.1	Schedule. The Onboard equipment shall be delivered by Aircom in accordance with the delivery schedule set forth in Schedule 1.

5.2	Title and Risk of Loss. For Onboard Equipment to be installed by Aircom (the terms of any installation services shall be set forth in a separate agreement or purchase order signed by both parties), title and risk of loss will pass to LUXE upon completion of such installation. For all other Products hereunder, title and risk of loss will pass to LUXE when delivered to LUXE FCA (Incoterms 2000) Aircom’s designated facility in North America.

5.3	Export Authorization. Aircom shall obtain any required export authorization to ship the Products to LUXE, and LUXE shall provide any required assistance in obtaining information or documents required for such authorization. LUXE agrees not to export any Products in violation of applicable export or import regulations, and will not export the Products outside of Taiwan, the United States of America or any other jurisdictions specified by Aircom in writing. LUXE agrees to fully indemnify Aircom for any and all expenses (including attorney’s fees) for any violation of the export restrictions in this Section 5.3 by LUXE, its agents or its carrier during the export of the Products obtained from Aircom.

5.4	Acceptance. The Parties shall mutually agree upon an acceptance test plan that is in accordance with industry standards for testing which includes first article and in-service acceptance testing (the “ATP”) to be performed by Aircom to demonstrate that the Onboard Equipment contained in the Initial System (as set forth in Schedule 1) is in material compliance with the Specifications set forth herein. Upon completion of each acceptance test in accordance with the agreed upon ATP showing material compliance with the standards set forth in the ATP applicable to each test, the Onboard Equipment contained in the Initial System will be deemed accepted by LUXE with respect to such applicable test (“Acceptance”).

During the acceptance testing of the Onboard Equipment contained in the Initial System, the Parties may identify non-material errors or non- conforming aspects of the equipment that will be corrected or completed after the acceptance testing is performed (“Open Items”). To the extent Open Items are identified during the acceptance testing of the equipment, the Acceptance shall be deemed provisional (“Provisional Acceptance”). In the event of a Provisional Acceptance of the Onboard Equipment, LUXE shall pay Aircom Ninety Percent (90%) of the applicable milestone payment as set forth in Schedule 1, and Aircom shall have the obligation to correct or complete the Open Items as soon as is reasonably practicable to cause such equipment to achieve Acceptance, whereupon the balance shall be paid by LUXE.

If material errors or non-conforming aspects of the equipment exist and LUXE decides to use such equipment in commercial service, such equipment shall be deemed to have achieved Provisional Acceptance, provided however, that LUXE and Aircom determine in good faith the amount to be paid by LUXE for such equipment, acting reasonably and giving consideration to the level of functionality of the equipment relative to the specifications for such equipment and the degree of material errors or non-conforming aspects, provided that such amount to be paid by LUXE is no less than Fifty Percent (50%) of the full amount for such equipment. Aircom shall have the obligation: (i) to correct or complete the material errors or non-conforming aspects within such time as Aircom and LUXE may agree, acting reasonably and taking into consideration the nature of the errors or non-conforming aspects, and (ii) to cause such equipment to achieve Acceptance, whereupon the balance shall be paid by LUXE.

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In the event that the commencement of the acceptance testing for any milestone or Product is delayed solely by reason of the non-performance or improper performance by LUXE of its obligations under this Agreement for a period exceeding thirty (30) days, the applicable milestone or Product shall be deemed to have achieved Provisional Acceptance, provided that Aircom provides at least ten (10) days written notice to LUXE prior to such deemed Provisional Acceptance.

Acceptance of any Optional Additional Aircom4U Products shall occur upon successful completion of Aircom’s standard production tests and delivery of such Products to LUXE as provided herein.

6. WARRANTY AND DISCLAIMER

6.1	Warranty. Aircom warrants delivery of good title to all Onboard Equipment and CTs furnished to LUXE under this Agreement. During the Warranty Period (as defined below) Aircom warrants that all Onboard Equipment and CTs will be free from material defects in workmanship and materials, and will meet the applicable specifications, in all material respects. For Software, Aircom warrants during the Warranty Period that the Software, as provided, shall conform to its published specifications in all material respects current at the time the Software was shipped. Aircom warrants during the Warranty Period that Services will be performed in a good and workmanlike manner in accordance with industry standards.

6.2	Warranty Period and Procedures. The Warranty Period for Onboard Equipment and Software in the Initial Onboard Equipment Order is fifteen (15) months from Acceptance or Provisional Acceptance, whichever is earlier. The Warranty Period for Services is six (6) months after Services have been performed by Aircom. Aircom will repair or replace, at Aircom’s option, any Onboard Equipment returned to Aircom by LUXE during the Warranty Period, which fail to satisfy this warranty, unless the failure was the result of shipping; improper installation that was not in accordance with the documentation provided by Aircom to LUXE (where such installation was by a party other than Aircom or its designated representatives); improper maintenance or use other than in accordance with its intended purpose (where such maintenance or use was by a party other than Aircom or its designated representatives); conditions of operation outside those set forth in the specifications or any user manual provided with such Product; attempted modification or repair by LUXE (or its agents); or an act of God. LUXE shall provide for any removal of the defective unit or component from any product with which it has been integrated subsequent to leaving Aircom’s facility. Replacement parts may be reconditioned and the Warranty Period for such repaired parts or replacement parts will be the longer of ninety (90) calendar days or the balance of the Warranty Period for the Onboard Equipment. The Products must be returned via a Return Material Authorization (RMA) number issued by Aircom’s Product Support group at: [669-231-8888]. In addition to the RMA number all Products returned must include a written claim reciting the nature and details of the claim, the date the cause of the claim was first observed and the unit serial number. LUXE will be responsible for shipping of any failed Products to Aircom’s designated repair facility in the United States within ten (10) calendar days of the reported failure (FCA destination; freight prepaid). LUXE is responsible for all transit documents, import/export fees and documents, licenses, and other requirements and charges associated with returns of the Products to Aircom and for reinstallation. Aircom will be responsible for freight charges associated with returning the Products to LUXE’s facility. Aircom will use commercially reasonable efforts to correct errors detected in the Software or will replace the Software licensed by Aircom after receiving notice of such errors from LUXE. Aircom will re-perform any Services that do not conform to this warranty provided Aircom has received notice of non-conformance within the Warranty Period.

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6.3	DISCLAIMER OF WARRANTIES. THESE WARRANTIES ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, LUXE’S SOLE REMEDY FOR ANY BREACH OF WARRANTY FOR PRODUCTS MANUFACTURED BY OR FOR AIRCOM AND SOFTWARE LICENSED BY AIRCOM IS THE REPAIR OR REPLACEMENT, AT AIRCOM’S OPTION, OF THE FAILED PRODUCT. AIRCOM MAKES NO WARRANTY THAT THE OPERATION OF ANY SOFTWARE WILL BE UNINTERRUPTED OR ERROR FREE.

6.4	Support Services. During the Term, Aircom shall provide support Services in a professional manner, in accordance with industry standards and in compliance with all applicable laws, regulations and codes of conduct, the terms and conditions of which shall be set forth in the Service Agreement contemplated under Section 3.3.

7. CHANGES

7.1	The Parties may at any time mutually agree to make changes within the general scope of the Agreement. If any such change affects the price or delivery schedule under this Agreement, an equitable adjustment shall be mutually agreed to between the Parties and the Agreement shall be amended accordingly.

7.2	Any amendments to this Agreement shall be in writing and signed by an authorized representative of each Party.

8. INFRINGEMENT OF INTELLECTUAL PROPERTY

8.1	Aircom agrees to pay all costs, damages and attorneys’ fees finally awarded in any suit by a third party against LUXE to the extent based upon a finding that the design, construction, use or importation of a Product (including the Software), as furnished, infringes the intellectual property rights of such third party, provided that LUXE promptly notifies Aircom, in writing, of such claims, and provided LUXE gives Aircom the right to defend and/or settle such claim at Aircom’s expense with counsel of Aircom’s choice. LUXE shall cooperate with Aircom, at Aircom’s expense, in the defense or settlement of the claim.

8.2	If the manufacture, use or sale of any of the Products (including the Software) is enjoined or is unable to be used pursuant to a term of settlement, Aircom shall at Aircom’s expense, to do one of the following: (a) obtain for LUXE the right to use the Product, (b) modify the Product so that it becomes non-infringing or (c) replace it with a non-infringing Product that is substantially in compliance with the specifications and functionality for the Product in all material respects. If none of the foregoing is commercially feasible, Aircom shall refund the entire purchase price paid by LUXE for the Product at issue (or for Products more than one (1) year old Aircom shall refund the then-current market value of the Product). If Aircom has not completed delivery of such Products, Aircom shall not be obligated to continue delivering such Products. If Aircom reasonably believes a Product is likely to be the subject of a claim, suit, proceeding or injunction, Aircom shall also have the right, at Aircom’s option, to do any of the above. If Aircom elects to replace a Product with a non-infringing Product or to refund the purchase price to LUXE, LUXE shall return the allegedly infringing Product to Aircom, at Aircom’s expense, as soon as practicable.

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8.3	Aircom agrees to use reasonable efforts to provide LUXE with six (6) months prior written notice if the manufacture, use or sale of any of the Products is discontinued, for any reason whatsoever. Aircom will accept orders for a last time buy of the Products within such six (6) month period provided that the delivery schedule for such Products shall not extend beyond one (1) year after the date of Aircom’s notice. In addition, Aircom will use reasonable efforts to supply or locate a supplier of a replacement Product for any Product discontinued such that the replacement Product will have at least the same performance capabilities and functionality as the Product discontinued, and will be substantially similar or less in cost than the Product discontinued.

8.4	Under no circumstances shall Aircom have any liability for infringement arising from or occurring as a result of the use of the Products in combination and/or configuration with other products requested by LUXE, incorporation of a specific design or modification at the request of LUXE, or the failure by LUXE to implement changes, replacements or new compatible releases recommended by Aircom, where the infringement would have been avoided by such changes, replacements or new releases.

8.5	Aircom’s indemnification obligation under this Section 8 shall not exceed the total amount paid to Aircom by LUXE for the Products purchased under this Agreement. This article specifies Aircom’s entire liability with respect to infringement of intellectual property by the Products.

9. GENERAL TERMS

9.1	Assignment and Subcontracting. LUXE may not assign this Agreement without Aircom’s prior written consent, except to an Affiliate to LUXE as part of an internal reorganization where such Affiliate becomes the owner and operator of the Aircom4U services and assumes all of LUXE’s obligations under the Agreement. Aircom may assign this Agreement to any successor in interest by way of merger, acquisition, consolidation or a sale of assets or to any Affiliate. Aircom reserves the right to subcontract with others, without the approval of LUXE, to provide all or a portion of the Products, provided Aircom remains liable to LUXE for such Products under the terms of this Agreement.

9.2	Force Majeure. Aircom will not be liable for Aircom’s failure to perform hereunder due to any act of God, fire, acts of war, terrorist acts, tornado, hurricane or earth quakes, or any other similar cause beyond Aircom’s control. Aircom reserves the right to make reasonable allocations among Aircom’s customers if a force majeure has created a shortage of Products without liability for failure of performance.

9.3	LIMITATION OF LIABILITY. EXCEPT FOR CLAIMS FOR PERSONAL INJURY OR DEATH CAUSED BY PRODUCTS FURNISHED HEREUNDER, AIRCOM SHALL NOT BE LIABLE TO LUXE OR ANY OTHER PERSON OR ENTITY FOR INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, OR EXEMPLARY DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS TRANSACTION OR ANY ACTS OR OMISSIONS ASSOCIATED THEREWITH OR RELATING TO THE SALE OR USE OF ANY PRODUCTS OR SERVICES FURNISHED, WHETHER SUCH CLAIM IS BASED ON BREACH OF WARRANTY, AGREEMENT, TORT OR OTHER LEGAL THEORY. EXCEPT AS PROVIDED UNDER SECTIONS 6.1, 6.2 and 8, IN NO EVENT SHALL AIRCOM’S TOTAL LIABILITY UNDER THIS AGREEMENT EXCEED ONE MILLION DOLLARS ($1,000,000).

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9.4	Intellectual Property Rights. All patents, trademarks, trade names, copyrights and designs in relation to the Products whether registered in any part of the United States or not shall be and remain Aircom’s property and LUXE shall not claim any right or property therein or register or cause to be registered in any part of the world, any patent, trademark, trade name, copyright or design which is Aircom’s property. Aircom retains all intellectual property and production rights in and to all designs, engineering details, and other data pertaining to the Products. LUXE shall not remove, destroy, deface, conceal or alter any name, markings, copyright, notice, number or the like on or contained in or attached to the Products or alter or modify the Products, except in the course of normal installation and use, without Aircom’s prior written consent.

9.5	Software License. All software, on whatever media, or in whatever form, that is delivered to LUXE by Aircom hereunder (the “Software”) shall be licensed to LUXE and its customers in accordance with the following terms:

9.5.1	Aircom hereby grants to LUXE a non-exclusive, non-transferable, perpetual (unless terminated as provided in Section 9.5.3 below) license to import, operate and maintain the Products purchased by LUXE from Aircom. LUXE shall not have any rights to use or distribute any Software in any form of source or non-executable code, except in the event of the bankruptcy or insolvency of Aircom or the appointment of a receiver or trustee for the assets of Aircom (an “Escrow Release Event”). During the Term, Aircom shall arrange for at least one copy of the Software source code and all relevant documentation to be held in trust with Aircom for the benefit of LUXE. If an Escrow Release Event occurs and LUXE so requests in writing, the Software source code and documentation shall be released to LUXE subject to the license provisions set forth herein.

9.5.2	LUXE acknowledges that the Software contains proprietary, trade secret and copyrighted property of Aircom or its licensors and all ownership and title thereto is retained by Aircom. LUXE agrees that it will use the Software only as authorized herein, that it will not copy or modify the Software (except as may occur through the intended use of the Software), that it will not decompile, disassemble, translate or reverse engineer the Software, and that it will retain all proprietary and copyright notices of Aircom and its licensors in the Software and any copies thereof.

9.5.3	This license will automatically terminate upon notice to LUXE from Aircom in the event of LUXE’s breach of any of the provisions of this license in Section 9.5 that has not been cured within thirty (30) days of notice from Aircom. Upon termination, LUXE must immediately return all Software and copies in its possession, in whatever form, to Aircom. In the event of a breach, LUXE acknowledges that Aircom could suffer irreparable harm and that Aircom or its suppliers are entitled to seek injunctive relief, in addition to any other remedies available. To the extent that end user customers are lawfully using Products distributed by LUXE that include Software upon termination of this license, such end user customers may continue such use of the Software.

9.5.4	LUXE may not distribute the Software without prior written consent of Aircom and may only distribute the Software for any distribute(s) as a sub-licensee pursuant to an end user license agreement enforceable under applicable laws within the country in which the sub-licensee resides. Such end user license agreements shall include provisions that prohibit use of the Software other than by authorized users of the Products on which the Software was provided; prohibit making copies or modifications of (except as may occur during intended use) or decompiling, disassembling, translating or reverse engineering the Software; require that all proprietary and copyright notices of Aircom and its licensors shall not be removed or modified in the Software and any copies thereof; ensure that Aircom and its licensors have no liability to the sub-licensee (to the extent it can be excluded at law); and are no less protective than LUXE uses in its own end user license agreements.

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9.5.6	The licenses hereunder are not a sale of the Software or any rights thereto and convey no right or interest to LUXE other than a right to use the Software as provided herein. Copyright to, title in, ownership of, and all rights associated with the Software shall remain vested in Aircom and its licensors.

9.5.7	The Parties acknowledge that third party software may be included as a part of the Products purchased by LUXE hereunder and LUXE agrees to comply with all sublicense terms and conditions consistent with this Section 9.5.

9.6	Confidentiality – Public release of Information

9.6.1	Any information that is designated as “Proprietary” or “Confidential” and disclosed by Aircom to LUXE, and / or LUXE to Aircom shall be governed by the LUXE and Aircom Non – Disclosure Agreement to be entered into simultaneous with the signing of this Agreement and any other non-disclosure agreement to which both Aircom and LUXE are parties (collectively, the “NDA”), throughout the Term of this Agreement, and any extension hereto. The NDA is hereby amended to extend its term through the Term hereof.

9.6.2	Except as may be required by law or regulation, within a reasonable time before the issue of any news release, article, brochure, advertisement, prepared speech, and other information concerning the work performed or to be performed under this Agreement, each Party shall obtain the written approval of the other Party concerning the content and timing of such release. Such approval shall not be unreasonably withheld, conditioned or delayed.

9.7	Severability. If any provision of this Agreement is held illegal or unenforceable by any court or other authority of competent jurisdiction, such provision shall be deemed severable from the remaining provisions of this Agreement and shall not affect or impair the validity or enforceability of the remaining provisions of this Agreement.

9.8	Waiver. The waiver by any Party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach of any term or provision.

9.9	Entire Agreement. This Agreement, collectively with any schedule, exhibit or other agreements referenced herein, is made in the English language and constitutes the entire agreement between the Parties with respect to the subject matter hereof. This Agreement supersedes all previous communications or agreements (oral or written) between the Parties with respect to the subject matter hereof.

9.10	Product Licenses and Approvals. Aircom will be responsible for those requirements for licenses, permits or other government approvals for the Products. LUXE will be responsible for those requirements for licenses, permits or other government approvals relating to the operation of the Onboard System by LUXE or its subcontractors.

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9.11	Dispute Resolution. Any dispute, claim or other disagreement between the Parties arising out of or relating to this Agreement (each, a “Dispute”), including Disputes relating to the interpretation of any provision of this Agreement or to the performance by LUXE or Aircom of their respective obligations hereunder, shall be resolved as provided in this Article (or in such time periods as applicable in Section 2.2.3).

9.11.1	Informal Dispute Resolution.

	9.11.1.1	Prior to the initiation of arbitration pursuant to Section 9.11.2 below, the Parties shall first attempt in good faith to resolve their Dispute on an informal basis in accordance with this Article.

	9.11.1.2	If either Party believes that a Dispute will not be resolved informally and without resort to the arbitration and/or litigation procedures described in this Article, such Party may call for progressively senior management involvement in the dispute negotiation and resolution by providing written notice to the other Party.

	9.11.1.3	Upon the written request of a Party, the Parties shall arrange personal meetings and/or telephone conferences as needed, at mutually convenient times at a location to be mutually agreed by the Parties, between negotiators from the management for each Party.

	9.11.1.4	The designated negotiators shall meet as often as the Parties reasonably deem necessary to discuss the Dispute and attempt to resolve it without the necessity of any formal proceeding and in order to gather and furnish all information with respect to the Dispute which the Parties believe to be appropriate and germane to its resolution.

	9.11.1.5	The specific format for the discussions shall be left to the discretion of the designated negotiators, acting reasonably.

	9.11.1.6	The negotiators at the first level of management shall have a period of twenty (20) business days in which to attempt to resolve the Dispute, unless otherwise agreed to by the Parties. The allotted time for the first level of negotiations shall begin on the date of receipt of the invoking Party’s notice. If a resolution is not achieved by the negotiators at the first level at the end of the allotted twenty (20) business day period, then the Dispute shall be referred to the next level of management as determined by each Party, who shall be allotted five (5) business days to resolve the Dispute. The allotted time for the negotiations at this next level shall begin immediately following the expiration of the allotted time for negotiations at the first level. If the second level negotiators do not achieve a resolution within the allotted time for such negotiations, then either Party shall have the right to commence arbitration proceedings as contemplated below.

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	9.11.1.7	Nothing in this provision shall be construed to prevent a Party from instituting, and a Party is authorized to institute, formal proceedings earlier to avoid the expiration of any applicable limitations period, or to preserve a superior position with respect to other creditors, or as provided in Section 9.11.3 below.

	9.11.1.8	All negotiations pursuant to this provision shall be treated as compromise and settlement negotiations. Nothing said or disclosed, nor any document produced, in the course of such negotiations which is not independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose in any arbitration or litigation.

9.11.2	Arbitration.

9.11.2.1	Subject to the provisions of Section 9.11.3 below, any Dispute not resolved under Section 9.11.1 above shall be resolved by mandatory and binding arbitration in accordance with the provisions of this Section 9.11.2.

9.11.2.2	The arbitration shall be conducted by a tribunal of three (3) arbitrators (the “Tribunal”). Each Party shall select one arbitrator and the third arbitrator shall be appointed by the selected arbitrators and shall be Chairman of the Tribunal. Every arbitrator shall: (i) be neutral and impartial and have excellent academic and professional credentials: (ii) have been practicing law for at least fifteen years; (iii) specialized in either general commercial litigation or general corporate and commercial matters; and (iv) have had experience as an arbitrator.

9.11.2.3	The Tribunal may allow for reasonable discovery, within the scope determined by such Tribunal, and shall establish the time period within which discovery response must be served. All disputes regarding discovery shall be determined by the Tribunal, which determination shall be conclusive.

9.11.2.4	The Parties agree that prompt resolution of Disputes is critical and shall use their best efforts to commence and conduct any arbitration hereunder expeditiously. The Tribunal may set such timetable for the arbitration as may seem to it appropriate, and the Tribunal may impose any remedy it deems just for any Party’s effort to unnecessarily delay, complicate, or hinder proceedings. In any event, final hearings shall take place within three (3) months of the date the demand for arbitration is filed, and a decision rendered within six (6) months of the date the demand for arbitration is filed.

9.11.2.5	The arbitration shall be conducted in English and shall be subject to the Arbitration Act 1991, SO. 1991, Chap. 17, as amended (the “Rules”). The validity and construction of this Article shall be governed by the laws in force in the state of California, United States, except for its choice of laws rules. The arbitration shall take place in San Francisco, California, US (unless otherwise agreed by the Parties).

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9.11.2.6

Any arbitration proceeding held pursuant to this Article shall be governed by the Rules. The Tribunal shall have the authority to exclude evidence deemed to be irrelevant, redundant or prejudicial beyond its probative value, and is instructed to exercise that authority consistently with expediting the proceeding. Judgment upon the award rendered by the Tribunal may be entered in any court having jurisdiction thereof.

9.11.2.7	Unless both Parties agree otherwise, the Tribunal shall render its award in writing within the sooner of (a) thirty (30) days of the end of final hearings, and (b) six (6) months after the date the demand for arbitration was filed. The Tribunal’s award may grant any remedy or relief that the Tribunal deems just and equitable and within the scope of this Agreement, including specific performance or other equitable relief. However, the Tribunal shall have no power or authority to amend or disregard any provision of this Article or any other provision of this Agreement. The Tribunal also shall have no power or authority to award punitive or exemplary damages to any Party.

9.11.2.8	The award rendered by the Tribunal shall be final and binding upon the Parties. Each of the Parties agrees to voluntarily and promptly comply with the arbitral award and, in the case of a money award, the Party obligated to pay shall do so within thirty (30) days following issuance of the award.

9.11.2.9	Notwithstanding the foregoing subsection, judgment upon the award rendered by the Tribunal may be entered in any court having jurisdiction thereof.

9.11.2.10	The Tribunal shall apportion the costs of the arbitration between or among the Parties in such manner as it deems reasonable, taking into account the circumstances of the case, the nature of the claims, and the result of the arbitration.

9.11.2.11	The Tribunal may, in its discretion, award reasonable pre-award interest on any sums due (excluding damages) determined by the Tribunal to be owing from one Party to the other under this Agreement. In addition, in the event the Party against which an arbitral award is made fails to voluntarily pay such award in accordance with Section 9.11.2.8 above, such defaulting Party shall pay post-award interest beginning on the thirty-first (31st) day following issuance of the arbitral award until payment of the award. The interest rate for post-judgment interest under this subsection shall be ten percent (10%) per annum.

9.11.2.12	Each Party shall bear the costs of its own legal representation, witnesses produced by such Party, document production, travel and accommodation expenses, and other discovery expenses.

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9.11.3	Litigation.

	9.11.3.1	With this agreement to arbitration as the binding and final resolution to any Dispute, the Parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of arbitration proceedings. The Parties hereby irrevocably submit to the jurisdiction of any court of competent jurisdiction, and to the jurisdiction of competent courts in jurisdictions in which the Parties have assets, for litigation which may be brought by either Party seeking preservation of assets or the status quo pending arbitration.

	9.11.3.2	For purposes of this Section 9.11.2, the Parties hereby irrevocably submit to the exclusive jurisdiction of the District Court of San Francisco, California US all litigation which may be brought, subject to the requirement for arbitration hereunder, with respect to the terms of, the transactions, and the relationships contemplated by this Agreement.

	9.11.3.3	The Parties submit to the jurisdiction of any court located within a district or jurisdiction in which are held assets of a Party against which an award or judgment has been rendered.

9.12	Survival. The following provisions will survive the expiration or termination of this Agreement, regardless of the reasons for its expiration or termination, in addition to any other provisions which by law survives: Sections 1, 2.2, 4, 6.1, 6.2, 6.3, 6.5, 9.3, 9.5, 9.6, 9.7, 9.8, 9.9, 9.11, 9.12 and 9.13. For greater certainty, in the event that this Agreement expires (but is not terminated) pursuant to its terms as set forth in Section 2.1 hereof, LUXE shall be obligated to pay for all work performed by Aircom in accordance with this Agreement prior to the date of such expiration.

9.13	Governing Law. This Agreement shall be governed in accordance with the laws in force in the State of California, United States except its choice of law rules. The International Sale of Goods Convention shall not apply to this Agreement.

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IN WITNESS WHEREOF, this AGREEMENT has been executed and delivered by the undersigned officers, thereunto, duly authorized, as the Effective Date.

AGREED by the PARTIES For LUXE Electric Co., Ltd.

By:	/s/ Daniel Shih	3/9/2015
Name	Daniel Shih	Date
Title	CEO

For Aircom Pacific, Inc.:

By:	/s/ Jan-Yung Lin	3/9/2015
Name:	Jan-Yung Lin	Date
Title:	CEO

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Schedule 1

Initial Onboard Equipment Order

Descriptions	Units per Set of Onboard System
Broadband Terminal (for narrow-body airplanes), including single-band antenna, radome, modem, IF controller and power supply.	1
Onboard video streaming and proxy server	1
PICO station	1
Wi-Fi access points (sufficient to cover an Airbus A320-200)	3-4
Firewall	1
Rack-mount	*
Network switch	*

Total purchase price for the Initial Onboard Equipment Order of one (1) set of Onboard System specified above is Nine Hundred and Sixty Two Thousand Dollars (US$962,000.). This purchase price does not include costs of installation. All dollar amounts referenced are for the United States Dollars. The Purchase Price shall be paid within ten (10) days of the signing of the Agreement.

The above reference price is for Onboard Equipment to be installed on an Airbus A320-200 aircraft.

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